Exhibit 99.1

Owens Corning to Acquire Paroc Group, a Leading European Mineral Wool Manufacturer

Transaction Grows Company’s Presence in Europe and

Expands Portfolio of Insulation Technologies

TOLEDO, Ohio – October 29, 2017 – Owens Corning (NYSE: OC) today announced that it has signed an agreement with CVC Capital Partners to acquire Paroc Group (“Paroc”), a leading producer of mineral wool insulation for building and technical applications in Europe, for an enterprise value of approximately €900 million. The transaction, which is subject to regulatory approvals and other customary conditions, is anticipated to close in early 2018.

Paroc is a leading European manufacturer of high-performance mineral wool insulation solutions for a variety of end markets. Paroc manufactures building insulation for thermal, fire and acoustic applications in residential and commercial construction. The company also manufactures technical insulation for HVAC systems; industrial processes; and the marine, offshore and original equipment manufacturer industries. Mineral wool products are customarily known as stonewool in Europe.

The acquisition of Paroc expands Owens Corning’s mineral wool technology, grows its presence in the European insulation market, provides access to a variety of new end-use markets and will increase the company’s sales mix of the Insulation business outside the U.S. and Canada to 35%.

Paroc’s 2017 sales are estimated to be approximately €410 million, with adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) margins slightly more than 20%. The transaction is expected to be immediately accretive to 2018 earnings per share, excluding transaction and integration costs. The transaction is expected to yield a run rate of operational synergies of €15 million by the end of 2019.

Owens Corning Chairman and Chief Executive Officer Mike Thaman said, “The acquisition of Paroc delivers on Owens Corning’s strategy to provide our customers with a portfolio of insulation products that cover the full temperature spectrum in the three largest insulation markets – Europe, North America and China. Over its 80-year history, Paroc has earned a reputation for high-quality products and technical expertise. I am impressed with the Paroc team and believe they will be a great addition to Owens Corning.”

Paroc employs over 1,800 people in 13 countries and operates facilities in Finland, Lithuania, Poland, Russia, and Sweden.

“I am very excited about our new opportunities with Owens Corning,” said Kari Lehtinen, Chief Executive Officer of Paroc. “We have built a company with a leading market position, offering attractive value propositions to our customers and employees. Owens Corning will help us to expand further in the growing Central and Western European markets, using our solid base as a platform for growth.”

Chairman of the Nordic Region at CVC Capital Partners Peter Törnquist said, “We are pleased with Paroc’s strong performance and would like to express our sincere thanks to its highly motivated and experienced team and we wish them continued success as part of Owens Corning. There is a very compelling strategic match with Owens Corning in terms of geographical footprints, technologies and product offerings which will greatly benefit customers as well as employees and shareholders.”

The company plans to finance the acquisition through a combination of long-term debt and pre-payable bank financings.

J.P. Morgan Securities LLC and Lazard are representing Owens Corning as financial advisors, and Jones Day acting as the company’s lead legal advisor with support from Calfee, Halter & Griswold LLP and Krogerus.

Bank of America Merrill Lynch and Danske Bank are representing CVC Capital Partners as financial advisors, and Freshfields Bruckhaus Deringer LLP and Avance Attorneys Ltd. are acting as its legal advisors.

Additional resources, including a short supplemental presentation, are available on the Owens Corning Investor Relations site. http://investor.owenscorning.com/investors/overview/default.aspx.

About Owens Corning

Owens Corning (NYSE: OC) develops, manufactures, and markets insulation, roofing, and fiberglass composites. Global in scope and human in scale, the company’s market-leading businesses use their deep expertise in materials, manufacturing, and building science to develop products and systems that save energy and improve comfort in commercial and residential buildings. Through its glass reinforcements business, the company makes thousands of products lighter, stronger, and more durable. Ultimately, Owens Corning people and products make the world a better place. Based in Toledo, Ohio, Owens Corning posted 2016 sales of $5.7 billion and employs about 17,000 people in 33 countries. It has been a Fortune 500® company for 63 consecutive years. For more information, please visit www.owenscorning.com.

About Paroc Group Oy

Paroc is one of Europe’s leading manufacturers of energy-efficient and fire-proof stonewool insulation solutions for new and renovated buildings, marine and offshore, acoustics and other industrial applications. Throughout the company’s 80-year history, they have earned a reputation for high product performance, technical expertise and sustainability among builders of single-family homes, architects, contractors, dealers and industrial builders. Paroc’s head office is in Finland, and has operations in 13 countries, including seven production plants in five countries. They sell products to over 40 countries worldwide. In the end of year 2016, Paroc employed 1,835 people. In 2016, their net sales amounted to MEUR 375.5. For more information, please visit www.paroc.com

About CVC Capital Partners

CVC Capital Partners is a leading private equity and investment advisory firm. Founded in 1981, CVC today has a network of 23 offices and approximately 400 employees throughout Europe, Asia and the U.S. To date, CVC has secured commitments of more than $107 billion from some of the world’s leading institutional investors across its European and Asian private equity, strategic opportunities and growth funds. In total, CVC currently manages over $65 billion of assets. Today, funds managed or advised by CVC are invested in 50 companies worldwide, employing c.310,000 people in numerous countries. Together, these companies have combined annual sales of over $70 billion. For further information about CVC please visit: www.cvc.com

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to risks, uncertainties and other factors and actual results may differ materially from those results projected in the statements. These risks, uncertainties and other factors include, without limitation, our ability to complete successfully the acquisition of Paroc and to achieve expected synergies of the acquisition, as well as the factors detailed from time to time in the company’s Securities and Exchange Commission filings. The information in this news release speaks as of October 29, 2017, and is subject to change. The company does not undertake any duty to update or revise forward-looking statements except as required by federal securities laws.

This release contains references to certain “non-GAAP financial measures” as defined by the SEC, including adjusted EPS. Adjusted EPS excludes certain items that management does not allocate to its segment results because it believes they are not representative of the Company’s ongoing operations. Management uses non-GAAP measures for various purposes, including reporting results of operations to the Board of Directors, analysis of performance and related employee compensation measures. Although management believes these measures, and exclusions from GAAP therein, provide a useful representation of performance, non-GAAP measures should not be considered in isolation or as a substitute for the corresponding GAAP measures. When the company provides forward-looking expectations for non-GAAP measures, the most comparable GAAP measures and a reconciliation between the non-GAAP expectations and the corresponding GAAP measures are generally not available without unreasonable effort due to the variability, complexity and limited visibility of the adjusting items that would be excluded from the non-GAAP measures in future periods. The variability in timing and amount of adjusting items could have significant and unpredictable effects on future GAAP results.

Owens Corning Investor Relations News

Media Inquiries:	Investor Inquiries:
Chuck Hartlage	Thierry Denis
+1 (419) 248.5395	+1 (419) 248.5748
chuck.hartlage@owenscorning.com	thierry.j.denis@owenscorning.com

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